Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-015		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

Hornbeck Offshore Completes

Sale of its Downstream Segment for $230 million

August 29, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (“Hornbeck” or “the “Company”) announced today that it has closed the previously announced sale of substantially all of the assets and business of its Downstream segment’s tug and tank barge (“TTB”) fleet to Genesis Marine, LLC (“Genesis”), an affiliate of Genesis Energy L.P. (NYSE:GEL), for cash consideration of $230 million. The Company received approximately $224 million in proceeds, net of expenses and estimated cash taxes, from this transaction, which will be used for general corporate purposes that may include retirement of debt or funding for the acquisition, construction or retrofit of vessels. The Downstream vessels sold to Genesis comprised Hornbeck’s active fleet of nine ocean-going tugs and nine double-hulled tank barges. In connection with the closing, Hornbeck and Genesis entered into transition service agreements in order to ensure a smooth transition of operations and services for both employees and customers.

J.P. Morgan Securities LLC acted as exclusive financial advisor to Hornbeck Offshore with respect to this transaction.

Hornbeck Offshore is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America. The Company currently owns a fleet of 58 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels under construction for delivery on various dates through 2016.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the use of proceeds from the sale of the Downstream fleet and the performance of transition service agreements. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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